Exhibit 10.29

(REVISED 11/7/02)

September 6, 2002

Russell Stern

Dear Russell:

        It is a pleasure to offer you a full-time position with JNI as our new President & Chief Executive Officer. You will be offered an invitation to join the Board of Directors. In this capacity, you will have complete operating responsibility for the Company and all of its business operations. In this position, you will report to the Board of Directors and the Chairman of the Board. We have agreed that your start date will be September 8, 2002. You will participate in the Company's D&O Roadshow to New York, currently scheduled for September 19 - 20, 2002, but will have paid leave of absence time to wind down your affairs at your current company through September 30, 2002.    This offer and your employment relationship will be subject to the terms and conditions of this letter. Other details of your offer are as follows:

        If you decide to join us, your initial base salary will be $29,166.67 per month ($350,000 annually), less applicable withholdings, commencing as of your start date. You will be paid on a bi-weekly basis in accordance with JNI's normal payroll practices, and your paycheck will be automatically deposited in the bank of your choice. Future increases in compensation, if any, will be made in the sole and exclusive discretion of JNI, subject to the terms of this letter.

        Subject to approval by the Board of Directors, the company will grant you an option to purchase 350,000 shares of common stock. The exercise price per share of this option will be equal to the closing price for the stock on Friday, September 6, 2002, if this letter is fully executed by September 8, 2002. If the market is closed on your first day of employment, then these options will be priced at the closing price for the last market day prior to your employment. These options will vest, subject to your continuing employment, at the rate of 25% on the first anniversary of your employment and then monthly in equal amounts until 100% of the options have been vested at the end of four years. It is also agreed that the Board of Directors will grant you a second option of 350,000 shares of common stock, on approximately March 31, 2003 or whenever the company issues new shares to employees as part of the current Tender Offer filed with the SEC on August 29, 2002. In the event of a change in control before such time, the 350,000 options will be granted upon such change of control at the price of the company's stock, averaged over the ten trading days prior to announcement of the event triggering the Change of Control. The exercise price per share of this option will be equal to the closing price for the stock on the grant date, with a vesting to commence retroactive to your initial employment date. This option will vest on the same schedule as your initial option.

        You will receive a $125,000 hire-on bonus (less applicable taxes) to be paid after thirty days of employment. Additionally, to support your daily commute to the JNI, the company will provide a $1,500 per month car allowance until such time as you choose to relocate to San Diego.

        You will be eligible for a performance bonus, the details of which are discussed below. Your FY2003 bonus will be targeted at 80% of base salary with a maximum payout of 200% of base salary. This bonus will not be guaranteed; however, the Board will work closely with you to agree on the FY2003 revenue and profit objectives for JNI, which will be the basis for your bonus performance measurement and payout.

        In the event you are terminated for reasons other than for "cause" during your period of service as CEO of JNI, you will receive a severance package of 18 months of base salary, plus an amount equal to your target bonus for the year in which you are terminated prorated through the date of termination, in accordance with JNI's normal payroll practices. Severance will not be paid in the event of voluntary resignation. If you resign due to our breach of our obligations under this Agreement, such resignation shall not be deemed a voluntary resignation but rather a constructive termination entitling you to severance hereunder. Cause shall mean (a) acts or omissions in the performance of your duties constituting gross negligence, recklessness or willful misconduct; which acts or omissions are not cured by you within a reasonable time period after written notice is given to you by JNI; (b) material breach of JNI's confidentiality and proprietary rights agreement; (c) conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; which neglect is not cured by you within a reasonable time period after written notice is given to you by JNI; (e) failure to perform the essential functions of your position, with or without reasonable accommodation, due to a mental or physical disability; or (f) death. No cash severance payment shall be payable pursuant to this offer letter unless you (i) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company, (ii) have agreed not to prosecute any legal action or other proceeding based upon any of such claims and (iii) have agreed to comply with all surviving provisions of your agreements with the Company in effect on the date of your termination.

        In case of a change of control of JNI, you will not be entitled to the above severance package, but instead will be entitled to severance pursuant to a Change of Control Agreement to be entered into between you and JNI. The Change of Control Agreement will provide 18 months base salary and bonus at target, and accelerating of vesting of all options. This benefit will stay in effect for one year from the change of control event as defined by the official "close" date for a transaction.

        The highlights of your major benefits are as follows:

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  Paid Time Off (PTO) accrual of 6.15 hours per pay period (total of 20 days annually).

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  Eleven paid holidays per calendar year.

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  Company-paid life insurance.

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  Company-paid long-term disability insurance.

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  Participation in the Company's 401(k) plan.

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  Participation in the Company's Employee Stock Purchase Plan (ESPP).

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  401(k) matching contribution up to a maximum of 5% of earned salary per calendar year.

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  Group health and dental insurance effective the first day of employment.

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  Executive Management Supplemental Medical Plan—up to $50,000 annual reimbursement, with a maximum of $5,000 per occurrence.

        Your employment with the company is "at will". This means that your employment is not for any specified period of time, and you are free to resign at any time. Likewise, JNI is free to terminate your employment at any time for any reason, with or without notice. Your "at will" status cannot be altered except in writing, which has been signed by you and a duly authorized member of the Board of Directors of JNI. Further, your participation in any equity, stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

        This offer is contingent upon the satisfactory completion of the verification process, receipt of satisfactory references, and signing of a standard Confidentiality Agreement and Assignment of Inventions Agreement and final approval by the Board of Directors. If you are willing to accept this offer of employment, please sign and return one copy to me, and retain a copy for your records. If we do not receive your acceptance on or before September 8, 2002 before 6:00pm, this offer will expire.

        Upon acceptance of this offer, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity. This requirement is in accordance with the Immigration Reform Act of 1986. Documents that will be accepted include, but are not limited to:

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  a valid driver's license and social security card, or

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  an unexpired United States passport, or

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  Immigration and Naturalization Service documents (if applicable)

        It is our hope that you will make a significant and lasting contribution to JNI Corporation, and that you will find your job and the Company to be both rewarding and exciting. The management team of the Company is excited about the prospects of your taking on the leadership role at JNI, and being their new CEO. There is much to be done at JNI, and you can count on full support of the Board as you take on this new responsibility.

Sincerely,

John C. Stiska
Chairman of the Board, JNI Corporation

        I accept the employment offer, and its terms, contained in this letter. I have received no promises or commitments from the Company other than those contained in this letter. I understand and agree that my employment with JNI is at-will and contingent on the execution and delivery of JNI's confidentiality and proprietary rights assignment agreement.

Accepted by:	Russell Stern
Acceptance Date:
Start Date:

Enclosures
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